FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) by and between Healthcare Corporation of America, Inc., a Delaware corporation (the “Borrower”) and Partners for Growth III, L.P. (“PFG”) is entered into and effective as of May 31, 2014.

RECITALS

WHEREAS, Borrower has received loans from PFG under or in connection with that certain Loan and Security Agreement dated as of July 17, 2013, as amended by that certain Amended and Restated Loan and Security Agreement dated on or about the date hereof (the “PFG Loan”, such agreement, the “Loan Agreement” and together with such other documents and instruments as PFG and Borrower may now or hereafter enter into with PFG related to or arising out of PFG Loan, collectively the “PFG Senior Debt Documents”) which are secured by all of the assets and property of Borrower.

WHEREAS, certain creditors have extended or propose to extend loans or other credit accommodations to Borrower and as a condition thereof, have required that PFG agree to refrain and forbear from exercising certain rights and remedies with respect to the indebtedness owing under PFG Senior Debt Documents and under applicable law, and PFG is willing to do so on the terms and conditions set forth herein (“Subordinated Debt Transaction”).

NOW THEREFORE, in consideration of the premises and the mutual agreement contained therein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.          Definitions and Recitals. The above recitals shall be incorporated and construed as part of this Agreement.

Section 2.          Acknowledgement of Indebtedness and Senior Secured Liens.

(a)          The Borrower acknowledges and agrees that as of the date hereof, the aggregate indebtedness (the “Indebtedness”) payable under PFG Loans to PFG, as of May 31, 2014, is not less than $6,002,000 (consisting of Loan principal, deferred interest, anticipated fees and expenses in connection with the Restatement, and a put right in relation to 25,000 shares of Common Stock) in the aggregate plus future accruing interest, fees and other amounts due under the PFG Senior Debt Documents.

(b)          The Borrower represents and agrees that the Indebtedness due PFG is secured by valid and enforceable liens and security interests against the Collateral (as defined in the PFG Senior Debt Documents), and that it has no offset, defense, counterclaim, dispute or disagreement of any kind or nature whatsoever with respect to the liability or amount of such foregoing Indebtedness or the liens and security interests securing such Indebtedness.

(c)          Although none current exist to the knowledge of PFG, PFG has not waived, presently does not intend to waive and may never waive such existing events of default and nothing contained herein or the transactions contemplated hereby shall be deemed to constitute any such waiver; provided, however, subject to the truth and accuracy of Borrower’s representations, warranties and covenants expressed in the Loan Agreement, PFG waives, as of the date hereof, any and all Borrower Events of Default (as defined in the Loan Agreement) about which it has actual knowledge.

Section 3.          The Forbearance Period. In reliance upon the representations, warranties and covenants of the Borrower contained in this Agreement, and subject to Sections 4 and 5 below, PFG agrees that until September 1, 2014 (the “Forbearance Termination Date”), it will forbear from exercising its rights and remedies as a result of any Event of Default.

Section 4.          Termination of Standstill Obligations.

(a)          The obligation of the Agent under Section 3 hereof shall terminate (the “Termination”) on the earlier of (i) the date, if any, on which a petition for relief under the United States Bankruptcy Code or any similar state law is filed by or against the Borrower, (ii) the date that the Borrower defaults under any of the terms and conditions of this Agreement, (iii) the Forbearance Termination Date, or (iv) the date this Agreement is otherwise terminated or expires.

(b)          Upon Termination, the agreement of PFG to forbear shall automatically and without further notice or action terminate and be of no force and effect, it being understood and agreed that the effect of such Termination will be to permit PFG to exercise such rights and remedies hereunder, under the PFG Senior Debt Documents or applicable law, immediately without any further notice, passage of time or forbearance of any kind.

Section 5.          Representations and Warranties. In order to induce PFG to enter into this Agreement, the Borrower represents and warrants to PFG and the Agent as follows:

(a)          Power and Authority. The Borrower has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations hereunder.

(b)          Authorization of Agreements. The execution and delivery of this Agreement by the Borrower and the performance hereunder have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by the Borrower.

(c)          Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy or similar laws affecting creditors’ rights generally.

(d)          No Violation or Conflict. The execution and delivery by the Borrower of this Agreement and the performance by the Borrower hereunder do not and will not (i) contravene, in any respect, any provision of any law, regulation, decree, ruling, judgment or order that is applicable to the Borrower or its properties or other assets, or (ii) result in a breach of or constitute a default under the charter, bylaws or other organizational documents of the Borrower or any material agreement, indenture, lease or instrument binding upon the Borrower or its properties or other assets.

(e)          Governmental Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement.

Section 6.          Effect on Agreements. Except as specifically provided herein, all of the PFG Senior Debt Documents remain in full force and effect in accordance with their respective terms. Nothing in this Forbearance Agreement shall extend to or affect in any way any of the rights or obligations of the Borrower arising under the PFG Senior Debt Documents (it being understood and agreed that certain filings with the Securities and Exchange Commission are required in connection with the execution of the Loan Agreement).

Section 7.          Waiver of Jury Trial; Governing Law and Consent to Jurisdiction

(a)          Jury Trial. The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that each of PFG and the Agent, in entering into this Agreement, is relying thereon. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY PRESENT OR FUTURE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH PFGS, OR EITHER OF THEM, ARE OR BECOME A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST PFGS, OR EITHER OF THEM, OR IN WHICH PFGS, OR EITHER OF THEM, IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT OF, ANY RELATIONSHIP BETWEEN THE BORROWER OR ANY SUCH PERSON, AND PFGS, OR EITHER OF THEM.

(b)          Governing Law: Consent To Jurisdiction And Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, employees or agents) shall be commenced in the state and federal courts sitting in the City of San Francisco, California (the “California Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the California Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such California Courts, or such California Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Transaction Documents and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

Section 8.          Miscellaneous.

(a)          This Agreement (i) contains the entire understanding of the parties with respect to the subject matter hereof, (ii) may not be amended except in writing signed by all of the parties hereto, (iii) shall inure to the benefit of the parties hereto and their respective successors and assigns, (iv) may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(b)          Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement. Section headings used herein are for convenience of reference only, are not part of this Agreement, and are not to be taken into consideration in interpreting this Agreement.

(c)          The Borrower represents and warrants that it (a) has engaged counsel and understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement with such attorneys and other persons as the Borrower may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any person. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

(d)          In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of any executed counterpart of this Agreement by telefacsimile or electronic communication shall have the same force and effect as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic communication also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement as to such party or any other party.

The remainder of this page is intentionally blank. Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Standstill and Forbearance Agreement as of the date first above written.

Borrower:	PFG:

Healthcare Corporation of America, a Delaware corporation (Del. File No. 4926507, FKA “Selway Capital Acquisition Corporation”)	PARTNERS FOR GROWTH III, L.P.

By:	By

Name:	Name:

Title:	Title:	Manager, Partners for Growth III,
LLC, Its General Partner